ForbesHare	Elizabethan Square · PO Box 856 Grand Cayman · KY1-1103 Cayman Islands T: +1 345943 7700 F: +1 345 943 7702 www.forbeshare.com

Direct:	+1 345 943extension
Email:	Simon.courtney@forbeshare.com
Ref:	Reference

By Email

Cogo Group, Inc.
Suite 1001, Tower C, Skyworth Building High-Tech Industrial Park
Nanshan, Shenzhen 518057
People's Republic of China

17 August 2011

Dear Sirs:

Cogo Group, Inc. 2004 Stock Incentive Plan, 2006 Equity Incentive Plan and the 2009 Omnibus Securities and Incentive Plan

We are Cayman Islands counsel for Cogo Group Cayman, Inc. (the “Company”), a Cayman Islands exempted company.

We refer to Post-Effective Amendment No. 1 to the registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), being filed by Cogo Group, Inc. with the U.S. Securities and Exchange Commission (the "SEC"), relating to the registration of an aggregate of 15,800,000 ordinary shares in the capital of the Company (the "Shares"), consisting of 15,800,000 ordinary shares in the capital of the Company issuable in connection with the Company's 2004 Stock Incentive Plan, 2006 Equity Incentive Plan and the 2009 Omnibus Securities and Incentive Plan (the "Plans").

We have examined the Plans, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon such examination and relying upon statements of fact contained in the documents which we have examined, when issued upon payment of the relevant exercise price or as otherwise as provided for in, and assuming such issuance is in the manner contemplated by, the Plans, the Shares will be validly issued, fully paid and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than The Cayman Islands, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than The Cayman Islands or consulted with members of this firm who are admitted in any other jurisdictions other than the United States and The Cayman Islands. Accordingly, the opinions we express herein are limited to matters involving the law of the United States and The Cayman Islands.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

Yours faithfully

Forbes Hare